Exhibit 99.2

Chembio Diagnostics Enters into Definitive Agreement to Acquire Orangelife

Acquisition will expand commercial presence and market opportunity in Brazil

Medford, NY – November 7, 2019 - Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced that it has entered into a definitive agreement (the “Agreement”) to acquire Orangelife Comercio e Industria Ltda., a privately-held Brazilian manufacturer and distributor of point-of-care diagnostics tests for infectious diseases.

Under the terms of the Agreement, Chembio will make an upfront payment of $150,000 in cash and 153,707 shares of common stock. The Agreement contemplates that Chembio will also enter into certain consulting agreements that could include payment of up to 497,288 additional shares of common stock based on the achievement of certain sales and regulatory milestones between 2020 and 2022. Subject to customary closing conditions, the transaction is expected to close during the fourth quarter of 2019.

Chembio has a long history of selling its point-of-care infectious disease products to Brazil’s federal government. Since 2004, Chembio products have been sold to the Ministry of Health in collaboration with Bio-Manguinhos, a subsidiary of the Oswaldo Cruz Foundation, which is responsible for the development and production of vaccines, diagnostics and biopharmaceuticals, primarily to meet the demands of Brazil’s national public health system.

“We consider Brazil to be the largest and most attractive market for infectious disease testing,” said John Sperzel, Chembio’s Chief Executive Officer. “Over the last fifteen years, Chembio has supplied millions of infectious disease tests to Brazil’s Ministry of Health through our partner Bio-Manguinhos, an arm of Brazil’s government. The acquisition of Orangelife will allow Chembio to expand its commercial presence by offering its high-quality products to the state, private, and pharmacy markets in Brazil, in addition to providing local support to Bio-Manguinhos.”

Orangelife manufactures numerous ANVISA-approved point-of-care infectious disease tests, including Brazil’s first ANVISA-approved HIV self-test. Orangelife tests are manufactured in its Rio de Janeiro, Brazil facility that is ISO-certified and approved by ANVISA to produce Class II/III/IV medical devices.

Following the acquisition, Orangelife will be renamed as Chembio Diagnostics Brazil Ltda and operate as a wholly-owned subsidiary of Chembio.

Conference Call
Chembio will host a corresponding conference call today beginning at 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing 844-602-0380 from the US or 862-298-0970 from outside the US or by accessing www.chembio.com/investors/calendar-of-events/. A replay of the call will be available by dialing 877-481-4010 from the US or 919-882-2331 from outside the US (using passcode 53958) or by accessing www.chembio.com/investors/calendar-of-events/.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
Statements contained in the second and fourth paragraphs of this release that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to: the ability of Chembio to timely close the Orangelife acquisition; the ability of Chembio to maintain existing, and timely obtain additional, regulatory approvals; and the risks of doing business with a foreign country, including geopolitical, international and other challenges as well as potential material adverse effects of tariffs and other changes in U.S. trade policy. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademarks.

Investor contact:
Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com